Exhibit 23.1

Kerber, Eck & Braeckel LLP

3200 Robbins Road

Suite 200 A

Springfield, IL 62704-6525

Ph: 217-798-0960

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2019 with respect to the consolidated financial statements of First Trinity Financial Corporation, which are contained in the Registration Statement No. 333-234331 filed with the Securities and Exchange Commission and the related Proxy Statement / Prospectus.

/s/ Kerber, Eck & Braeckel LLP

Springfield, Illinois
December 2, 2019